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                                                                      EXHIBIT 12

                       UNION PACIFIC RESOURCES GROUP INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in Thousands, Except Ratios)
                                   (Unaudited)

                                                                                     Six Months Ended
                                                                                          June 30,
                                                                                ---------------------------
                                                                                   1998              1997
                                                                                ---------         ---------
Income (loss) before income taxes .........................................     $  (5,941)        $ 280,628

Add (deduct) distributions greater (less) than
     income of unconsolidated affiliates ..................................        (1,208)           (1,099)

Fixed charges from below ..................................................       125,976            25,293

Capitalized interest included in fixed charges ............................        (3,057)             (662)
                                                                                ---------         ---------

         Earnings available for fixed charges .............................     $ 115,770         $ 304,160
                                                                                =========         =========


Fixed charges:
     Interest expense, including amortization of debt expense/discount ....     $ 117,488         $  21,661
     Portion of rentals representing an interest factor ...................         5,431             2,970
     Interest capitalized .................................................         3,057               662
                                                                                ---------         ---------
         Total fixed charges ..............................................     $ 125,976         $  25,293
                                                                                =========         =========


Ratio of earnings to fixed charges ........................................           0.9(a)           12.0
                                                                                =========         =========
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(a) For the six months ended June 30, 1998, earnings are insufficient by $10.2 million to cover fixed charges of the Company.